NEWS RELEASE

PARK PLACE ENERGY CORP.

August 9, 2007	(OTC: PRPL)

Park Place Energy Corp. Announces Completion of First Tranche of Private Placement

Calgary, Alberta, August 9, 2007 - Park Place Energy Corp. (“Park Place” or the “Corporation”) announced today that it has closed the first tranche of the non-brokered private placement, as announced in its news release of July 16, 2007, for gross proceeds of US$2,100,000 (the “Offering”). The Offering consisted of 4,200,000 units priced at US$0.50 per unit. Each unit consists of one share of common stock and one share purchase warrant, exercisable at a price of US$0.50 per unit in the first year and at a price of US$0.75 per unit in the second year.

The Offering was made in the United States pursuant to exemptions from the registration requirements of the United States Securities Act of 1933 (the “1933 Act”) and outside of the United States to non-U.S. investors in accordance with Regulation S of the 1933 Act. These securities have not been and will not be registered under the 1933 Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the 1933 Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

The proceeds of the financing will be used to develop the North Sea properties, the Eight Mile Project and for general working capital.

ABOUT PARK PLACE ENERGY

Park Place Energy is first and foremost an international high impact energy play corporation. Currently, its primary activity is in oil and gas exploration in the North Sea, as well as the development and production of its Canadian assets including the recently announced major gas find in British Columbia. Park Place utilizes its expertise in the oil and gas industry to enhance shareholder value and profitability by pursuing attractive opportunities in the international oil and gas industry. Using the appropriate financial resources and the latest technologies, Park Place Energy, alone or through creative joint ventures and innovative partnerships, has a strategic five-year operating plan to optimize profitability and shareholder value.

FOR FURTHER INFORMATION CONTACT:

David Stadnyk, President and CEO at (403) 260-5375.

Investor Relations at (403) 260-5375 or (604) 685-0076
Email:           info@parkplaceenergy.com
Website:     www.parkplaceenergy.com

Vancouver office:
          Suite 1220 – 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8
          Tel: (604) 685-0076 Fax: (604) 685-0078

Calgary office:
          Suite 300, 840 – 6th Avenue SW, Calgary, Alberta, Canada, T2P 3E5
          Tel: (403) 260-5375 Fax: (403) 265-3783

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or later any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.